Exhibit 99.1

Report of Independent Accountants

To the Board of Directors and Stockholders of

Eloquent, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Eloquent, Inc. and its subsidiary at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 4 to the accompanying consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 24, 2003

ELOQUENT, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$2,805	$5,744
Short-term investments	5,869	14,686
Restricted short-term investments	1,753	975
Accounts receivable, net of allowances for doubtful accounts of $25 and $121, respectively	98	184
Prepaid expenses and deferred production costs	276	316

Total current assets	10,801	21,905
Property and equipment, net	75	1,944
Acquired technology and patents, net	—	1,429
Goodwill	—	3,230
Other assets	382	667

Total assets	$11,258	$29,175

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$200	$595
Other accrued liabilities	1,423	3,446
Capital lease obligation	—	230
Deferred revenue	621	640

Total current liabilities	2,244	4,911
Long-term liabilities	460	1,980
Commitments and contingencies (Note 10)	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.001 par value; 40,000 shares authorized; 19,356 and 19,345 shares issued and outstanding, respectively	19	19
Additional paid-in capital	129,382	129,700
Treasury stock, at cost	—	(273)
Notes receivable from employees	—	(100)
Unearned stock-based compensation	(93)	(641)
Other comprehensive income: unrealized gain on investments	59	94
Accumulated deficit	(120,813)	(106,515)

Total stockholders’ equity	8,554	22,284

Total liabilities and stockholders’ equity	$11,258	$29,175

The accompanying notes are an integral part of these consolidated financial statements.

ELOQUENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2002	2001	2000
	(In thousands, except per share amounts)
Revenue:
Software licenses and hosting	$1,141	$1,041	$4,743
Maintenance services	469	662	518
Professional services	685	3,652	9,586

Total revenue	2,295	5,355	14,847
Cost of revenue:
Software licenses and hosting services	191	641	665
Maintenance services	516	742	760
Professional services	1,141	2,902	7,714
Amortization of acquired technology and patents	539	269	—
Stock-based compensation	(37)	(75)	(191)

Total cost of revenue	2,350	4,479	8,948

Gross margin	(55)	876	5,899

Operating expenses:
Research and development:
Other research and development	2,420	5,196	5,300
Stock-based compensation	35	477	665

	2,455	5,673	5,965

Sales and marketing:
Other sales and marketing	4,707	8,428	20,841
Stock-based compensation	18	28	502

	4,725	8,456	21,343

General and administrative:
Other general and administrative	2,725	4,333	4,927
Stock-based compensation	467	1,230	2,691

	3,192	5,563	7,618

Restructuring expense:
Other restructuring	(962)	2,250	3,542
Stock-based compensation	—	—	473

	(962)	2,250	4,015

In-process research and development	—	283	—
Impairment of acquired technology and patents	890	—	—
Impairment of tangible property and equipment	1,102	—	2,458

Total operating expenses	11,402	22,225	41,399

Loss from operations	(11,457)	(21,349)	(35,500)
Interest expense	(13)	(93)	(1,500)
Impairment of investment	—	(759)	(2,250)
Interest and other income	402	1,785	2,951

Net loss before extraordinary item and cumulative effect of accounting changes	(11,068)	(20,416)	(36,299)
Extraordinary loss on extinguishment of debt	—	—	(7,453)

Net loss before cumulative effect of accounting changes	(11,068)	(20,416)	(43,752)
Cumulative effect of accounting changes:
Impairment of goodwill	(3,230)	—	—
Beneficial conversion feature	—	—	(7,500)

Net loss	$(14,298)	$(20,416)	$(51,252)

Basic and diluted net loss per share:
Net loss before extraordinary item and cumulative effect of accounting changes	$(0.57)	$(1.11)	$(2.36)
Extraordinary loss	—	—	(0.48)
Cumulative effect of accounting changes	(0.17)	—	(0.49)

Net loss	$(0.74)	$(1.11)	$(3.33)

Shares used in computing basic and diluted net loss per share	19,304	18,363	15,381

The accompanying notes are an integral part of these consolidated financial statements.

ELOQUENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In	Notes Receivable	Unearned Stock-Based	Accumulated	Other Compre- hensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	from Employees	Compensation	Deficit	Income	Equity
	(In thousands)
Balances, December 31, 1999	7,159	$7	3,574	$4	—	$—	$52,089	$—	$(9,564)	$(34,847)	$—	$7,689
Net loss	—	—	—	—	—	—	—	—	—	(51,252)	—	(51,252)
Net unrealized gain on investments	—	—	—	—	—	—	—	—	—	—	193	193

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(51,059)

Initial Public Offering, net of issuance expenses of $7,064	—	—	5,175	5	—	—	75,436	—	—	—	—	75,441
Conversion of Preferred Stock	(7,159)	(7)	7,159	7	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	491	—	—	—	404	—	—	—	—	404
Exercise of common stock warrants	—	—	1,335	2	—	—	3	—	—	—	—	5
Repurchase of unvested common stock	—	—	(75)	—	—	—	(56)	—	—	—	—	(56)
Stock issued under stock purchase plan	—	—	176	—	—	—	708	—	—	—	—	708
Issuance of common stock in exchange for services	—	—	2	—	—	—	28	—	—	—	—	28
Net beneficial conversion charge related to long-term notes payable	—	—	—	—	—	—	2,500	—	—	—	—	2,500
Reversal of unearned stock-based compensation related to terminated employees	—	—	—	—	—	—	(2,962)	—	2,962	—	—	—
Amortization of unearned stock-based compensation	—	—	—	—	—	—	—	—	4,140	—	—	4,140

Balances, December 31, 2000	—	$—	17,837	$18	—	$—	$128,150	$—	$(2,462)	$(86,099)	$193	$39,800
Net loss	—	—	—	—	—	—	—	—	—	(20,416)	—	(20,416)
Net unrealized loss on investments	—	—	—	—	—	—	—	—	—	—	(99)	(99)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(20,515)

Purchase of treasury stock	—	—	—	—	(246)	(287)	—	—	—	—	—	(287)
Exercise of stock options	—	—	574	—	—	—	504	—	—	—	—	504
Exercise of common stock warrants	—	—	16	—	148	—	—	—	—	—	—	—
Repurchase of unvested common stock	—	—	(14)	—	—	—	(29)	—	—	—	—	(29)
Stock issued under stock purchase plan	—	—	130	—	28	14	97	—	—	—	—	111
Stock issued for purchase of Rebop, Inc	—	—	802	1	—	—	1,139	—	—	—	—	1,140
Notes receivable from employees	—	—	—	—	—	—	—	(100)	—	—	—	(100)
Reversal of unearned stock-based compensation related to terminated employees	—	—	—	—	—	—	(161)	—	161	—	—	—
Amortization of unearned stock-based compensation	—	—	—	—	—	—	—	—	1,660	—	—	1,660

Balances, December 31, 2001	—	$—	19,345	$19	(70)	$(273)	$129,700	$(100)	$(641)	$(106,515)	$94	$22,284
Net loss	—	—	—	—	—	—	—	—	—	(14,298)	—	(14,298)
Net unrealized loss on investments	—	—	—	—	—	—	—	—	—	—	(35)	(35)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(14,333)

Exercise of stock options	—	—	1	—	—	—	—	—	—	—	—	—
Repurchase of unvested common stock	—	—	(3)	—	—	—	(4)	—	—	—	—	(4)
Stock issued under stock purchase plan	—	—	13	—	70	273	(249)	—	—		—	24
Repayment of notes receivable from employees	—	—	—	—	—	—	—	100	—	—	—	100
Reversal of unearned stock-based compensation related to terminated employees	—	—	—	—	—	—	(65)	—	65	—	—	—
Amortization of unearned stock-based compensation	—	—	—	—	—	—	—	—	483	—	—	483

Balances, December 31, 2002	—	$—	19,356	$19	—	$—	$129,382	$—	$(93)	$(120,813)	$59	$8,554

The accompanying notes are an integral part of these consolidated financial statements.

ELOQUENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Cash flows from operating activities:
Net loss	$(14,298)	$(20,416)	$(51,252)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,456	2,006	1,461
Impairment of tangible property and equipment	1,102	—	2,458
Impairment of acquired technology and patents	890	—	—
Loss on equity investment — Rebop Media, Inc	—	796	560
Cumulative effect of accounting change – Impairment of goodwill	3,230	—	—
Acquired in-process research and development	—	283	—
Impairment of equity investment — eSpoc Inc	—	759	2,250
Extraordinary loss on extinguishment of debt	—	—	7,453
Cumulative effect on accounting change-beneficial conversion feature	—	—	7,500
Amortization of discount on long-term notes payable and deferred charges	—	14	839
Issuance of common stock in exchange for services	—	—	28
Amortization of stock-based compensation	483	1,660	4,139
Changes in operating assets and liabilities, net of acquisition
Accounts receivable, net	86	2,584	671
Prepaid expenses and deferred production costs	40	54	(2)
Other assets	285	281	(362)
Accounts payable and other accrued liabilities	(3,453)	(2,263)	3,809
Deferred revenue	(19)	(488)	341

Net cash used in operating activities	(10,198)	(14,730)	(20,107)

Cash flows from investing activities:
Proceeds from (sales and maturities of) short-term investments	8,004	20,177	(35,744)
Purchases of long-term investments	—	—	(4,500)
Purchases of property and equipment	(150)	(244)	(5,352)
Acquisition of Rebop Media, Inc., net of cash acquired	(485)	(3,568)	—

Net cash provided by (used in) investment activities	7,369	16,365	(45,596)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of repurchases and offering costs	20	572	76,504
Treasury stock purchases, net	—	(273)	—
Proceeds from repayment of notes receivable from employees	100	—	—
Repayment of borrowings under bank line of credit	—	—	(3,000)
Repayment of subordinated notes	—	—	(20,000)
Proceeds from capital lease financing	—	—	277
Payment of principal on capital lease financing	(230)	(709)	(733)

Net cash provided by (used in) financing activities	(110)	(410)	53,048

Net increase (decrease) in cash and cash equivalents	(2,939)	1,225	(12,655)
Cash and cash equivalents, beginning of year	5,744	4,519	17,174

Cash and cash equivalents, end of year	$2,805	$5,744	$4,519

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$13	$80	$574

The accompanying notes are an integral part of these consolidated financial statements.

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Formation and Business

Eloquent, Inc. (“Eloquent” or the “Company”) was incorporated in Delaware in March 1995. Eloquent provides sales effectiveness solutions that enable customers to increase the productivity of their sales and marketing organizations, accelerate new product revenues and reduce product launch expenses. The Eloquent LaunchForce application enables production and posting of rich media product and sales content, personalized delivery of the content and detailed measurement of the results. Rich media content involves the combination of video, audio, graphics and text in a synchronized, searchable and navigable format. LaunchForce delivers rich media content on the Web via intranets or extranets or through CD-ROMs. LaunchForce services include software development and system integration, video and rich media content production and hosting.

The Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2002, the Company incurred a loss from operations of approximately $11,457,000 and negative cash flows from operations of $10,198,000. For the year ended December 31, 2001, the Company incurred a loss from operations of approximately $21,349,000 and negative cash flows from operations of $14,730,000. For the year ended December 31, 2000, the Company incurred a loss from operations of approximately $35,500,000 and negative cash flows from operations of $20,107,000. As of December 31, 2002, the Company had an accumulated deficit of approximately $120,813,000. Management expects operating losses and negative cash flows to continue for the foreseeable future. Failure to generate sufficient revenues, raise additional funds through public or private financings, or other arrangements, or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern beyond December 31, 2003. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.    Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. A change in the facts and circumstances surrounding these estimates, including those related to uncollectible receivables, income taxes, restructuring and other accrued liabilities, and contingencies and litigation, could result in a change to the estimates and impact future operating results.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated.

Financial Instruments, Risks and Concentrations

Financial instruments, which potentially subject Eloquent to concentrations of credit risk, consist principally of cash and cash equivalents, short-term investments, and accounts receivable.

Eloquent considers all highly liquid investments, purchased with an original or remaining maturity of three months or less, as of the date of purchase, to be cash equivalents and those with an original or remaining maturity, as of the date of purchase, of greater than three months to be short-term investments. At December 31, 2002 and 2001, substantially all of Eloquent’s cash and cash equivalents were maintained by one major U.S. financial institution. These deposits may, at times, exceed the federally insured limits.

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Eloquent acquired certain equity investments for the promotion of business and strategic objectives. These non-marketable securities were accounted for using either the cost method or the equity method and were included in “Other assets.” Eloquent periodically evaluated the carrying value of these investments when events and circumstances warranted such a review. When the carrying value of an investment was considered impaired, a loss was recognized based on the amount by which the carrying value exceeded the fair value of the asset. As of December 31, 2002, the Company had no such investments.

The carrying amounts of Eloquent’s financial instruments, including cash equivalents, accounts receivable, accounts payable, other liabilities and capital lease obligations approximate fair value due to their short maturities.

Eloquent supplies a variety of customers and generally does not require collateral against orders. Although Eloquent maintains an allowance for potential credit losses it believes to be adequate, a payment default on a significant sale could materially and adversely affect its operating results and financial condition. At December 31, 2002, two customers, KPMG Peat Marwick LLP and XO Communications, Inc., each accounted for greater than 10% of accounts receivable. At December 31, 2001 one customer, Hewlett Packard, Inc., accounted for greater than 10% of accounts receivable. For fiscal years 2002 and 2001, one customer, Hewlett Packard, Inc., accounted for more than 10% of revenue. For fiscal year 2000, no customer accounted for greater than 10% of revenue.

Eloquent’s management has determined that the Company operates in a single business segment that is characterized by rapid technological advances, changes in customer requirements and evolving industry standards. Any failure by Eloquent to anticipate or respond to changes in demand could have a material adverse effect on its business, operating results, cash flows and consolidated financial position.

Eloquent relies on a number of third-party suppliers for various services. While management believes Eloquent could obtain these services from other qualified suppliers on similar terms and conditions, a disruption in the supply of these services by the current suppliers could have a material adverse impact on the business, operating results, cash flows and consolidated financial position.

Deferred Production Costs

Costs that relate to uncompleted content production services are included in the consolidated financial statements in “Prepaid expenses and deferred production costs.” There were no deferred production costs at December 31, 2002.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements and assets acquired under capital lease obligations are amortized on a straight-line basis over the shorter of the estimated useful economic life or the length of the lease. Repairs and maintenance costs are expensed as incurred.

Eloquent evaluates the carrying value of equipment and leasehold improvements when events and circumstances warrant such a review. Eloquent measures the fair value of equipment and leasehold improvements based on an analysis of the future undiscounted cash flows using the best information available in the circumstances, including reasonable and supportable assumptions and projections. When the carrying value of equipment and leasehold improvements is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset.

Revenue Recognition

Eloquent recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-4 and SOP 98-9, when all of the following criteria are met: evidence of an arrangement exists, delivery has occurred, collection of the receivable is probable and the fee is fixed or determinable. For contracts with multiple obligations, vendor-specific objective evidence must exist to allocate the total fee to all delivered and undelivered elements of the arrangement.

Software licenses and hosting services revenue includes applications server and desktop player software licenses and hosting fees. The revenue for applications server and desktop player software licenses is recognized upon shipment. Eloquent recognizes revenue for hosting ratably over the period of the hosting contract.

Maintenance services revenue consists of fees for post-contract customer support for which Eloquent recognizes revenue ratably over the period of the maintenance contract.

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Professional services revenue includes fees for education, installation services, consulting services and content production. Eloquent recognizes professional services revenue for education and installation services in accordance with SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” and Accounting Research Bulletin No. 45 “Long Term Construction-Type Contracts.” Professional services revenue, for arrangements in which alterations to the features and functionality of the server software are made is recognized for the entire arrangement, including license fees, as the services are performed and when collectibility is probable.

Eloquent recognizes content production revenue upon shipment of the completed production copy. Eloquent recognizes revenue for compact disc duplication upon shipment of the duplicated compact discs.

Deferred revenue primarily comprises contractual billings in excess of recognized revenue and payments received in advance of revenue recognition.

Advertising Expense

Eloquent expenses advertising costs as they are incurred. Advertising expenses for fiscal years 2002, 2001 and 2000 were not significant.

Research and Development Costs

Research and development costs are expensed as incurred. To date, products have generally reached technological feasibility and have been released for sale at substantially the same time. Accordingly, no software development costs have been capitalized as of December 31, 2002 or 2001. All research and development expenses were funded by the Company rather than by any of our customers.

Acquired Technology, Patents and Goodwill

Acquired technology and patents are amortized on a straight-line basis over their estimated useful lives of three and five years, respectively. Additionally, these long-lived assets are tested for recoverability when event or changes in circumstances indicate that their carrying amount may not be recoverable, in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144. When the carrying value of long-lived assets is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Refer to Note 4 – “Impairment of Long-Lived Intangible Assets” and Note 5 – “Restructuring Expense and Impairment of Property and Equipment” for further discussion related to impairments of long-lived assets.

Goodwill represents the excess of the aggregate purchase price over the fair value of the tangible and identifiable intangible assets acquired by the Company. Goodwill is not amortized in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” but is tested at least annually for impairment. Refer to Note 4 – “Impairment of Long-Lived Intangible Assets” for further discussion related to impairment of goodwill.

Stock-Based Compensation

Eloquent accounts for stock-based compensation issued to employees in accordance with the provisions of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, expense is based on the difference, if any, on the date of grant, between the fair value of common stock and the exercise price. Stock issued to non-employees has been accounted for in accordance with EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services” and SFAS No. 123, and valued using the Black-Scholes option-pricing model. If the

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair value based method had been applied in measuring stock compensation expense, the pro forma effect on net income (loss) and net income (loss) per share would have been as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2002	2001	2000
Net loss	$(14,298)	$(20,416)	$(51,252)
Stock compensation expense, net of tax	$(766)	$(779)	$(3,918)
Net loss — FAS 123 Adjusted	$(15,064)	$(21,195)	$(55,170)
Net loss per share as reported — Basic and Diluted	$(0.74)	$(1.11)	$(3.33)
Net loss per share FAS 123 Adjusted — Basic and Diluted	$(0.78)	$(1.15)	$(3.59)

See Note 12 – “Employee Benefit Plans” for the assumptions and methodology used to determine the fair value of stock-based compensation.

Income Taxes

Eloquent accounts for income taxes using the liability method under which, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of vested common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period. Potential common shares are composed of common shares issuable upon conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants and are included in the diluted net loss per share to the extent that they are dilutive.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation, however these reclassifications had no impact on reported earnings or stockholders’ equity.

Recent Accounting Pronouncements

In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability for costs associated with exit or disposal activities be recognized only when the liability is incurred. This statement supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company is currently evaluating the effect that this standard will have on its consolidated financial statements.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation—Transition and Disclosure – An Amendment of FASB Statement No. 123.” SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 amends the disclosure requirements of SFAS 123, “Accounting for Stock-Based Compensation” to require prominent disclosures both in annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has included the disclosures required by SFAS 148 in Note 1 – “Summary of Significant Accounting Policies” and Note 11 – “Employee Benefit Plans.”

In November 2002, the Emerging Issues Task Force reached a consensus on Issue No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 provides guidance on how to account for arrangements that involve the deliver or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not believe the adoption of EITF 00-21 will have a material impact on its financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”) “Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. However, the provisions related to

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has not yet determined the effect of adopting FIN 45 on its results of operations or financial position.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”) “Consolidation of Variable Interest Entities.” Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns. Management is currently evaluating the effect of this statement on the Company’s results of operations and financial position.

3.    Acquisition of Rebop Media, Inc.

During the summer of 2000, Eloquent’s management and Board of Directors determined the need to either develop or acquire technology that would allow Eloquent to offer live video-based Web conferencing as part of its business communications solution. Eloquent’s management and Board of Directors evaluated several potential companies with “live” technology as potential acquisitions and also considered investing in a new company to be founded by Cliff Reid, an officer, director and holder of more than 5% of Eloquent’s common stock. Given the anticipated acquisition price of these companies and Eloquent’s desire to have a product designed to integrate seamlessly with Eloquent’s on-demand software, the management and the Board determined that it was in the best interests of Eloquent to invest in a new company rather than acquire an existing company.

In October 2000, Eloquent and Rebop Media, Inc. (“Rebop”), a recently-formed live video-based Web conferencing company, entered into a strategic relationship whereby Eloquent invested approximately $1,500,000 in Rebop. The investment was for Series A preferred stock and represented approximately 18% of Rebop’s capital stock, on an as-if converted basis. The investment was accounted for using the equity method. However, because Eloquent bore substantially all the economic risk of Rebop’s operations, Eloquent recorded 100% of Rebop’s operating losses in 2001 and 2000 of approximately $1,327,000 and $918,000, respectively, including stock-based compensation charges of $531,000 and $358,000, respectively, as research and development expense.

As part of this investment in Rebop, Eloquent obtained the right, subject to Eloquent’s Board of Directors’ approval, to acquire Rebop at a later date if Rebop successfully installed its product in three customer sites. The acquisition of Rebop was to be by means of the issuance of a number of shares of Eloquent’s common stock, the number to be determined through a formula based on the market price of Eloquent’s common stock at the time of the acquisition. Alternatively, at Eloquent’s option, Rebop could be acquired for $13,600,000 in cash.

Dr. Reid did not participate in discussions by the Board of Eloquent’s investment and purchase option of Rebop. To ensure that the negotiations for the investment were arms-length, Dr. Reid also did not negotiate on behalf of Eloquent on the terms of the strategic relationship.

Members of Eloquent’s Board of Directors believed that the formula would result in a reasonable purchase price for Rebop in comparison to the anticipated potential acquisition price for other companies with live technology. The formula established an acquisition price that Eloquent’s Board of Directors believed would yield a satisfactory return on investment. Further, as the value of the transaction was limited to a maximum of $13,600,000, Eloquent determined that the cost of hiring an outside advisor was disproportionately large as compared to the size of the transaction.

Rebop’s Web conferencing solution, “LaunchForce Live,” is designed to integrate with Eloquent’s LaunchForce on-demand software. As a result of the acquisition, Eloquent’s customers were expected to benefit from a fully integrated live-to-on demand sales effectiveness solution. Cliff Reid, Eloquent’s Chief Executive Officer and a director and major stockholder, served as President and Chief Executive Officer of Rebop.

In April 2001, following Rebop’s successful installation of its product in three customer sites and with the unanimous approval of Eloquent’s Board (Dr. Reid abstaining), Eloquent exercised its right to acquire Rebop. Given general economic and stock market conditions existing at the time, including the market price of Eloquent’s common stock, Eloquent’s Board of Directors determined that the number of shares of Eloquent common stock to be issued in the acquisition would have resulted in significant dilution to

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Eloquent’s existing stockholders. Therefore, Eloquent’s Board of Directors, with Dr. Reid abstaining, unanimously determined that it was in the best interests of Eloquent to renegotiate the terms of the purchase agreement to reflect the general decrease in the value of internet based companies between the time of the initial investment and the time Eloquent exercised its right to acquire Rebop. Because the purchase price had already been established in the original acquisition agreement, the Board determined that it was in the best interests of Eloquent and its stockholders to limit the dilution caused by the acquisition by capping the number of shares of common stock to be issued in the acquisition and to pay the remainder of the acquisition price in cash. The maximum number of shares of common stock to be issued was based in part on the market value of Rebop established by an analysis performed by the Company’s management. In performing its analysis regarding the fair value of Rebop, the Company’s management considered, among other things, the current high-tech market, synergies arising from incorporation of Rebop’s technology into existing Eloquent products and the future cash flows of those products. Based on the rules of the National Association of Securities Dealers, the governing body of the Nasdaq National market, the restructured transaction was not subject to the approval of Eloquent’s stockholders. The original structure of the transaction, however, would have been subject to approval because of the number of shares of Eloquent common stock that would have been issued.

In June 2001, Eloquent agreed to acquire Rebop. In July 2001, Eloquent completed its acquisition of all the outstanding shares of Rebop common stock and common stock options for approximately $3,813,000 in cash and 849,995 shares of common stock (including shares issuable on exercise of stock options) valued at approximately $1,207,000 and acquisition costs of approximately $310,000. The source of the funds for the acquisition was available cash reserves. The value of the common stock and options was determined based on the average market price of Eloquent’s common stock over the 5-day period before and after the terms of the acquisition were announced in June 2001. The shares of Rebop’s series A preferred stock owned by Eloquent were cancelled as part of the transaction. At the closing of the acquisition 10% of the stock to be issued and cash to be paid to the former shareholders of Rebop (including Dr. Reid) was placed in escrow to secure certain indemnification obligations contained in the merger agreement. The escrow terminated in January 2002 without Eloquent making any claims against the escrow, resulting in the release of all cash and stock held.

The acquisition has been accounted for in accordance with SFAS No. 141, “Business Combinations.” SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. Pro forma information reflecting the results of Rebop’s operations for the periods prior to the acquisition of Rebop have not been presented as Rebop’s operating results have historically been recognized by Eloquent since the Company’s original investment in Rebop.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair value of Rebop is as follows (in thousands):

Tangible assets acquired	$238
Acquired technology	1,492
Patents	207
Goodwill	3,230
In-process research and development	283
Liabilities assumed	(77)

Total	$5,373

The excess of the purchase price of Rebop over the fair market value of the net assets acquired resulted in the recognition of approximately $3,230,000 of goodwill that was not expected to be tax deducible.

Acquired technology of $1,492,000 was being amortized over a three-year useful life. Patents of $207,000 were being amortized over a five-year useful life. Amortization of intangible assets charged to operations amounted to $539,000 and $270,000 in 2002 and 2001, respectively. The $283,000 attributable to in-process research and development was expensed on the acquisition date in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.”

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Impairment of Long-Lived Intangible Assets

The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002. The provisions of SFAS No. 142 prohibit the amortization of goodwill and indefinite-lived intangible assets, require that goodwill and indefinite-lived intangibles assets be tested at least annually for impairment, and require that reporting units be identified for the purpose of assessing potential future impairments of goodwill. The Company has one reporting unit for the purpose of assessing the impairment of goodwill. SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. The Company completed its transitional goodwill impairment test during the second quarter of 2002. Due to continuing weak economic conditions for software developers and the Company’s own financial performance Eloquent recognized a transitional goodwill impairment loss of $3,230,000 as of January 1, 2002, which was recorded as the cumulative effect of an accounting change in the Company’s consolidated statements of operations.

In December 2002, events and circumstances indicated possible impairment of intangible long-lived assets, consisting principally of acquired technology and patents recorded in connection with our acquisition of Rebop. These indicators included continuing deterioration in the business climate for software companies and the Company’s own financial performance.

Eloquent measured the impairment loss related to the acquired technology and patents based on the amount by which the carrying amount of such assets exceeded their fair values. The measurement of fair value was based on the negotiated market price for the sale of the Company. Based on the fair value determined, the carrying amount of the assets of $890,000 was deemed impaired, and was recorded as an impairment charge.

5.    Restructuring Expense and Impairment of Property and Equipment

In December 2000, Eloquent announced a plan to restructure operations that resulted in a charge totaling $4,015,000. Under the plan, Eloquent gave notice of termination in December 2000 to 80 employees and recorded approximately $1,425,000 related to salary and termination benefits and approximately $473,000 of stock-based compensation expense for the amortization of the stock-based compensation charge over the termination notice period related to stock options granted prior to Eloquent’s initial public offering.

The restructuring charge also included $1,761,000 for facilities lease expense reflecting payments required during lease termination notice periods, estimates of lease payments prior to sub-letting space and estimates of any rent differential between the contractual liability of Eloquent and current market rates. In 2001, Eloquent recorded an additional $2,250,000 restructuring charge for lease expense as a result of deteriorating real estate market conditions resulting in lower facility lease rates than estimated for the initial restructuring charge.

In December 2000, Eloquent also recorded a $2,458,000 impairment charge to write-off the carrying value of excess equipment and furniture, abandoned leasehold improvements and certain software and technology assets. The excess equipment and furniture and abandoned leasehold improvements were a result of the termination of over 80 employees and consultants and consolidation of the remaining employees in fewer leased facilities. Further, with its reduced employee base, Eloquent re-evaluated its investments in various productivity and market initiatives that relied on purchased software and technology and concluded that it could not support these investments. Accordingly, Eloquent abandoned these initiatives. The restructuring charge recorded in 2000 included $356,000 for the buy-out of capital leases related to impaired equipment and elimination of maintenance contracts for impaired software.

In April 2002, in response to continuing difficult economic conditions for software developers, Eloquent implemented certain restructuring activities, gave notice of termination to approximately 40 employees and consultants across all functional lines and recorded a charge of approximately $534,000 related to salary and termination benefits. At that time, Eloquent also recorded a $779,000 impairment charge to write-off the carrying value of excess equipment and furniture as a result of the termination of approximately 40 employees and consultants and further consolidation of facilities.

In May 2002, the lease for Eloquent’s corporate headquarters expired. As a result of the April 2002 restructuring activities, Eloquent determined that a facility it was attempting to sub-let as a result of the December 2000 restructuring would be adequate for current operations. In May 2002 Eloquent relocated to this facility. As a result, in June 2002 Eloquent reversed previously accrued restructuring expense of $1,496,000. Leases for unoccupied facilities included in the restructuring liability have terms that expire through July 31, 2005.

In December 2002, events and circumstances indicated the impairment of certain computer equipment. These indicators included continuing deterioration in the business climate for software companies and and the Company’s own financial performance.

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Based on management’s analysis of the fair value of the computer equipment, Eloquent recorded an impairment charge of $323,000.

Components of the accrued restructuring charges and changes in accrued amounts related to the restructuring are as follows (in thousands):

	Reduction in Workforce	Non-cash Stock-based Compensation	Other Non-cash Restructuring Costs	Facilities and Other Lease Obligations	Total
Initial charges	$1,425	$473	$79	$2,038	$4,015
Cash payments and deductions	(143)	(473)	(79)	(147)	(842)

Balances, December 31, 2000	$1,282	$—	$—	$1,891	$3,173
Charge	—	—	—	2,250	2,250
Cash payments	(1,282)	—	—	(1,306)	(2,588)

Balances, December 31, 2001	$—	$—	$—	$2,835	$2,835
Charge	534	—	—	—	534
Adjustment	—	—	—	(1,496)	(1,496)
Cash payments	(534)	—	—	(568)	(1,102)

Balances, December 31, 2002	$—	$—	$—	$771	$771

At December 31, 2002, $311,000 of the restruturing accrual was recorded in “Accounts payable and other liabilities” and $460,000 was recorded in “Long-term liabilities.”

6.    Investments

Investments are classified as available for sale and are recorded at fair value based on quoted market prices. Unrealized gains and losses are recorded as a component of stockholders’ equity and included in other comprehensive income. Realized gains and losses are recorded based on the specific identification method and are included in “Interest and other income” in the period realized. Eloquent’s short-term investments consisted of the following (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2002:
Asset-backed bonds	$1,022	$—	$(18)	$1,004
Certificates of deposit	1,756	—	—	1,756
Corporate bonds	2,807	62	—	2,869
U.S. Government and Agencies Securities	1,978	15	—	1,993

Short-term investments	$7,563	$77	$(18)	$7,622

December 31, 2001:
Asset-backed bonds	$6,478	$22	$—	$6,500
Certificates of deposit	1,023	—	—	1,023
Corporate bonds	7,045	72	—	7,117
U.S. Government and Agencies Securities	1,021	—	—	1,021

Short-term investments	$15,567	$94	$—	$15,661

At December 31, 2002, the underlying maturities of short-term investments were: $6,618,000 within one year, and $1,004,000 between two and five years. Restricted short-term investments reflect letter of credit arrangements in satisfaction of a lease deposit and a financing arrangement. In 2002, the Company realized net losses of $45,000. In 2001, the Company realized net gains of $113,000. These amounts have been recorded in “Interest and other income”.

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Balance Sheet Details

Property and Equipment

	December 31,
	2002	2001
	(in thousands)
Computer equipment and software	$217	$3,809
Furniture and fixtures	—	337
Computer equipment acquired under capital lease obligations	—	945
Leasehold improvements under capital lease obligations	—	496

	217	5,587
Less accumulated depreciation and amortization	(142)	(3,643)

	$75	$1,944

Accumulated amortization on equipment acquired under capital lease obligations was $1,320,000 of December 31, 2001. Repair and maintenance expenses for fiscal years 2002, 2001 and 2000 were not significant.

Other Accrued Liabilities

	December 31,
	2002	2001
	(In thousands)
Accrued restructuring expenses	$311	$855
Accrued compensation and related expenses	526	865
Accrued consulting and professional fees	183	398
Accrued acquisition costs, Rebop Media, Inc	—	485
Other accrued liabilities	403	843

	$1,423	$3,446

Capital Lease Obligation

In August 1999, Eloquent entered into a lease line of credit agreement with a financial intermediary. The line of credit allowed for principal borrowings of up to $1,500,000 through July 2000 at rates ranging from 9.95% to 10.54%. At December 31, 2002, all principal and interest payable under the agreement had been repaid.

8.    Strategic Investments and Related Party Transaction

During 2000, Eloquent entered into a strategic relationship with eSpoc Inc. (“eSpoc”), a provider of an electronic marketplace for the purchase and liquidation of medical equipment and supplies. As part of this relationship, Eloquent purchased 461,538 shares of eSpoc preferred stock for $3,000,000. Also during 2000, Eloquent licensed its Eloquent Communications Server product and provided related services to eSpoc. Under the terms of the arrangement, Eloquent recognized revenue of approximately $52,000 in 2001 and $1,343,000 in 2000.

During the fourth quarter of 2000, Eloquent performed an evaluation of the carrying value of this investment. The Company considered current financial market conditions for raising capital and reviewed the cash flows and operating results of eSpoc. Eloquent concluded that the unfavorable financial market conditions as they relate to entities engaged in electronic commerce were not temporary. Accordingly, the carrying value of the equity investment in eSpoc was determined to be impaired. A loss of $2,250,000 was recognized based on the amount by which the carrying value exceeded the fair value of Eloquent’s proportionate share of the net assets of eSpoc. In the second quarter of 2001, the Company re-evaluated the carrying value of its investment in eSpoc and concluded that eSpoc was no longer pursuing its original business plan and that eSpoc’s current business plan would not result in any return to investors. Accordingly, Eloquent recognized as a loss the remaining carrying value of $759,000.

9.    Convertible Notes and Warrants, Deferred Charges and Effect of Accounting Change

In October 1999, Eloquent sold convertible notes and detachable warrants to purchase 1,500,000 shares of common stock for aggregate gross consideration of $20,000,000. The notes provided that they were to mature on October 20, 2004 and bore interest at 12% per annum. The warrants have an exercise price of $0.01 per share and expire the earlier of 5 years after the repayment of the notes or October 20, 2006. In conjunction with the sale of the notes Eloquent incurred $1,500,000 in debt issue costs that were included in “Other assets” and being amortized over the life of the notes. In accordance with the terms of the notes, all amounts outstanding under the notes were repaid upon consummation of Eloquent’s initial public offering on February 23, 2000.

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The gross consideration received from the notes was allocated between the notes and the warrants in accordance with APB  No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” as follows (in thousands):

Long-term notes payable	$12,500
Warrants	7,500

Gross consideration	$20,000

The notes provided that after December 31, 2000, the investors, at their option, could convert the notes to Series E preferred stock at an initial conversion rate of $8 per share, subject to certain anti-dilutive provisions. This gave rise to a beneficial conversion feature of $5,000,000, based on the fair value of common stock at the date of the sale of the notes and detachable warrants. This beneficial conversion feature was recorded as a further discount on the sale of the notes. In November 2000, the Emerging Issues Task Force (“EITF”) reached a consensus regarding accounting for securities involving beneficial conversion features. The consensus requires a cumulative adjustment for certain securities issued after May 1999. As outlined in EITF No. 00-27, the Task Force determined that the conversion price used to calculate the intrinsic value should be based on the proceeds allocated to the convertible instrument. The financial statement impact to Eloquent of this requirement was that the additional beneficial conversion feature calculated under the new regulations of $7,500,000 was recorded in the fourth quarter 2000 statement of operations as the cumulative effect of accounting change — beneficial conversion feature.

The debt issuance costs and the discount resulting from the issuance of the warrants were being amortized to interest expense over the life of the notes. The original beneficial conversion feature of $5,000,000 was being amortized over the one-year period up to the earliest conversion date. Upon repayment of the notes in February 2000, the unamortized portion of the discount resulting from the issuance of the warrants and the original beneficial conversion feature and the debt issuance costs were recorded as an extraordinary loss on the extinguishment of debt.

10.    Commitments and Contingencies

Operating Lease Obligations

Eloquent leases certain office facilities under non-cancelable operating lease arrangements expiring between 2003 and 2005. These commitments include facilities vacated as part of our restructuring activities. Eloquent subleases one such facility to a third party tenant. At December 31, 2002, future minimum lease commitments and future sublease income under non-cancelable operating leases are (in thousands):

	Future Lease Payments	Future Sublease Income
2003	1,123	192
2004	1,111	192
2005	582	16

Total	$2,816	$400

In February 2003, Eloquent negotiated the termination of its headquarter facility lease. See Note 14 Subsequent Events – Lease Termination.

Rental expense for the years ended December 31, 2002, 2001 and 2000 was $825,000, $897,000 and $3,680,000, respectively.

Royalties

Eloquent has entered into various technology licensing agreements that allow it to incorporate the licensed technology into its software products. The various agreements require licensing or royalty payments under terms as follows:

Certain of the agreements require royalty payments ranging from 1.5% to 2.5% of revenue generated from products incorporating the licensed technology. Under one of these agreements, Eloquent has paid an initial license fee of $20,000 against which earned royalties are applied. At December 31, 2002, the balance remaining of the initial license fee was approximately $16,000.

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Certain of the agreements require initial licensing and support fees ranging from $4,000 to $16,000. Another agreement requires payment of fees ranging from approximately $2,000 to $5,000, per central processing unit, depending on the version of the technology that is incorporated in our product. A reseller agreement requires a fee of $20 per end user, with a minimum of 1,000 end users per Eloquent customer.

The Company is not required to pay any future minimum royalties under these agreements.

Warranty Reserve

The cost of product warranties is estimated at the time revenue is recognized and is recorded in cost of revenue. Eloquent’s standard warranty provides that Eloquent’s software product will conform, in all material respects, with the software product’s specifications and documentation. During the warranty period, generally 90 days or less, Eloquent will repair or replace the software if it is found to be defective. Warranty reserve activity for the year ended December 31, 2002 is as follows (in thousands):

Balance, December 31, 2001	$102
Amounts provided for warranties issued during the period, net of changes in estimates related to previously issued warranties	(80)
Settlements made	—

Balance, December 31, 2002	$22

Directors and Officers Indemnification

We also, as permitted under Delaware law and in accordance with our Bylaws, indemnify our officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at our request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, we have a Director and Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result of our insurance policy coverage we believe the fair value of these indemnification agreements is minimal.

Litigation

Beginning in July 2001, the Company and certain of its officers and directors were named as defendants in several class action shareholder complaints filed in the United States District Court for the Southern District of New York, now consolidated as In re Eloquent, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-6775. In the consolidated, amended complaint, the plaintiffs allege that the Company, certain of its officers and directors, and the underwriters of its initial public offering (“IPO”) violated section 11 of the Securities Act of 1933 based on allegations that the Company’s registration statement and prospectus failed to disclose material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The complaint also contains a claim for violation of section 10(b) of the Securities Exchange Act of 1934 based on allegations that this omission constituted a deceit on investors. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same Court against hundreds of other public companies (“Issuers”) that conducted IPOs of their common stock in the late 1990s (the “IPO Lawsuits”).

On August 8, 2001, the IPO Lawsuits were consolidated for pretrial purposes before United States Judge Shira Scheindlin of the Southern District of New York. Judge Scheindlin held an initial case management conference on September 7, 2001, at which time she ordered, among other things, that the time for all defendants in the IPO Lawsuits to respond to any complaint be postponed until further order of the Court. Thus, the Company has not been required to answer any of the complaints, and no discovery has been served on the Company.

On July 15, 2002, the Company joined in a global motion to dismiss the IPO Cases filed by all of the Issuers. On October 9, 2002, the Court entered an order dismissing the Company’s named officers and directors from the IPO Lawsuits without prejudice, pursuant to an agreement tolling the statute of limitations with respect to these officers and directors until September 30, 2003. On February 19, 2003, the Court issued a decision denying the motion to dismiss the Section 11 claims against the Company and the majority of the Issuers, and denying the motion to dismiss the Section 10(b) claims against the Company and the majority of the Issuers. The Company, along with a number of other Issuers, intends to file a motion for reconsideration of the decision on the ground that the Court’s denial of the motion to dismiss the Section 10(b) claim against the Company was in error. The Company believes that this lawsuit is without merit and intends to defend against it vigorously.

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.    Stockholders’ Equity

Initial Public Offering of Common Stock and Conversion of Preferred Stock

In February 2000, Eloquent completed its initial public offering and issued 5,175,000 shares of its common stock at a price of $16.00 per share. Eloquent received approximately $75,441,000 in cash, net of underwriting discounts, commissions and other offering costs. Simultaneously with the closing of the initial public offering, each outstanding share of convertible preferred stock was automatically converted into one share of common stock. Accordingly, Eloquent’s Certificate of Incorporation was amended to authorize 10,000,000 shares of undesignated preferred stock and 40,000,000 shares of common stock.

Common Stock Warrants

Prior to 2000, Eloquent issued warrants in conjunction with various financing activities. Warrant activity for common stock and preferred stock now converted to common stock is as follows:

	Warrants Outstanding
	Shares	Price per Share
Balance, December 31, 1999	1,685,387	$0.01-$5.10
Exercised	(1,335,576)	$0.01-$1.73
Cancelled	(3,557)	$0.01-$1.73

Balance, December 31, 2000	346,254	$0.01-$5.10
Exercised	(164,199)	$0.01-$0.80
Cancelled	(22,989)	$0.01-$0.80

Balance, December 31, 2001	159,066	$0.01-$5.10
Cancelled	(14,451)	$1.73

Balance, December 31, 2002	144,615	$0.01-$5.10

At December 31, 2002, the weighted average contractual life of the outstanding warrants was 3.2 years.

Stock Repurchase Program

In May 2001, Eloquent’s Board of Directors authorized the repurchase of up to 250,000 shares of the Company’s outstanding common stock. At December 31, 2002, the Company had purchased 246,000 shares at an average price of $1.17 per share. All shares repurchased under the program have been re-issued to satisfy exercises of warrants, purchases under the employee stock plan and exercises of options issued under employee equity incentive plans.

Stockholders Rights Plan

In October 2000, Eloquent’s Board of Directors adopted a Stockholders Rights Plan (“Rights Plan”) under which all stockholders of record as of November 8, 2000 received rights to purchase shares of a new series of preferred stock. The adoption of the Rights Plan was intended as a means to guard against abusive takeover tactics and was not in response to any particular proposal. The rights traded with Eloquent’s common stock and the rights distribution was not taxable to the stockholders. In May 2002, Eloquent’s Board of Directors terminated the Rights Plan and redeemed the rights previously issued to Eloquent’s stockholders. At the redemption, all stockholders received cash payment of $0.001 for each right granted under the agreement.

Stock-Based Compensation

In connection with certain stock option grants, Eloquent recorded unearned stock-based compensation totaling $13,124,000, which is being amortized utilizing the accelerated method prescribed in FASB Interpretation No. 28 over the vesting periods of the related options which is generally four to five years. If options are cancelled prior to vesting, the stock-based compensation expense related to the unvested options that was calculated utilizing the accelerated method is reversed and expense is recognized on a straight-line basis. Amortization of stock-based compensation recognized during the years ended December 31, 2002, 2001 and 2000 totaled $483,000,

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$1,660,000 and, $4,140,000, respectively, net of adjustments for cancellations. The amortization expense has been allocated across the relevant functional expense categories.

12.    Employee Benefit Plans

Common Stock Options

In October 1999, the Board approved Eloquent’s 1999 Equity Incentive Plan (the “Plan”) that provides for the grant of incentive stock options, nonstatutory stock options and other equity instruments. The Plan became effective upon consummation of Eloquent’s initial public offering and shares available under existing incentive plans became authorized for issuance under the Plan. 6,765,474 shares of common stock have been authorized for issuance of stock options to employees, directors, or consultants. Under the terms of the Plan and its predecessor plans, incentive options may be granted to employees, and nonstatutory options may be granted to employees, directors and consultants, at prices no less than 100% and 85%, respectively, of the fair market value of Eloquent’s common stock at the date of grant. The Plan will terminate in October 2009, unless terminated earlier by the Board of Directors.

Options granted prior to November 1998 generally became exercisable immediately and vest at 20% upon completion of one year from the vesting commencement date and ratably 1/60 each month thereafter. Grants after November 1998 and prior to January 2000 generally became exercisable immediately and vest at 25% upon completion of one year from the vesting commencement date and ratably 1/48 each month thereafter. Grants to new employees subsequent to January 2000, vest at 25% upon completion of one year from the vesting commencement date and ratably 1/48 each month thereafter and grants to existing employees vest ratably over 48 months. The options expire ten years from the date of grant, and Eloquent holds the right to repurchase unvested shares issued pursuant to their exercise at the original exercise price.

In July 2000, the Board adopted the 2000 Non-Qualified Stock Plan that provides for the grant of nonstatutory stock options and other equity instruments. 2,000,000 shares of common stock have been authorized for issuance of stock options to employees, directors, or consultants at prices no less than 85% of the fair market value of Eloquent’s common stock at the date of grant. Grants to existing employees generally vest ratably over 48 months and expire ten years from the date of grant.

Stock option activity under all option plans is summarized as follows:

	Options Outstanding
	Shares Available for Grant	Shares Under Option	Weighted Average Exercise Price per Share
Balances, December 31, 1999	1,462,849	3,327,342	$1.80
Additional shares reserved	2,000,000	—
Granted	(3,033,724)	3,033,724	$6.46
Exercised	—	(490,689)	$0.82
Cancelled	1,202,417	(1,202,417)	$5.62

Balances, December 31, 2000	1,631,542	4,667,960	$3.95
Additional shares reserved	760,974	—
Granted	(2,707,318)	2,707,318	$0.95
Assumed upon acquisition of Rebop	(47,514)	47,514	$0.13
Exercised	—	(574,727)	$0.98
Cancelled	2,947,920	(2,947,920)	$4.14

Balances, December 31, 2001	2,585,604	3,900,145	$2.11
Additional shares reserved	771,017	—
Granted	(964,125)	964,125	$0.41
Exercised	—	(733)	$0.39
Cancelled	1,046,122	(1,046,122)	$1.73

Balance, December 31, 2002	3,438,618	3,817,415	$1.78

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The options outstanding and currently vested by exercise price at December 31, 2002 were as follows:

Options Outstanding				Vested Options
Range of Exercise Price	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Exercisable at 12/31/02	Weighted Average Exercise Price
$0.13—$ 0.39	966,414	9.21	$0.37	324,145	$0.34
$0.55—$ 1.00	1,443,893	8.11	$0.82	719,093	$0.86
$1.01—$ 2.75	1,011,025	7.82	$1.96	635,622	$1.94
$2.78—$25.13	396,083	7.08	$8.31	282,758	$8.18

$0.13—$25.13	3,817,415			1,961,618	$2.18

Employee Stock Purchase Plan

Under the Company’s Employee Stock Purchase Plan (“ESPP”), 1,071,119 shares of common stock have been reserved for issuance at December 31, 2002. Under the ESPP, employees are granted the right to purchase shares of common stock at a price per share that is 85% of the lesser of the fair market value at the beginning of the offering period or the end of the offering period. In 2002 and 2001, shares totaling 83,297 and 158,209, respectively, were issued at average per share prices of $0.29 and $0.72, respectively.

Fair Value Disclosures

Eloquent calculated the fair value of each option grant and each stock purchase right on the date of grant or issuance using the Black-Scholes option pricing model and the following weighted average assumptions for the years ended December 31:

	Stock Option Plans			Employee Stock Purchase Plan
	2002	2001	2000	2002	2001
Risk-free interest rate	4.59%	4.69	6.08%	3.14%	3.94%
Expected life	3.5	5.0	5.0	0.5	0.5
Dividend yield	—	—	—	—	—
Volatility	25%	143%	70%	141%	133%

Eloquent’s pro forma information follows (in thousands, except per share data):

	Year Ended December 31,
	2002	2001	2000
Net loss	$(14,298)	$(20,416)	$(51,252)
Stock compensation expense, net of tax	$(766)	$(779)	$(3,918)
Net loss — FAS 123 Adjusted	$(15,064)	$(21,195)	$(55,170)
Net loss per share as reported — Basic and Diluted	$(0.74)	$(1.11)	$(3.33)
Net loss per share FAS 123 Adjusted — Basic and Diluted	$(0.78)	$(1.15)	$(3.59)

The weighted average fair value of options granted during the years ended December 31, 2002, 2001 and 2000 was $0.03, $0.64 and $3.41 per share, respectively.

401(k) Savings Plan

Eloquent has a savings plan (the “Savings Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code, under which, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service’s annual contribution limit. All employees of Eloquent are eligible to participate in the Savings Plan. Eloquent is not required to contribute to the Savings Plan and has made no contributions since the inception of the Savings Plan.

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13.    Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred tax assets for federal and state income taxes are as follows (in thousands):

	December 31,
	2002	2001
Restructuring expense	$309	$2,201
Impairment charges	—	1,003
Depreciation and amortization	376	475
Other	761	2,300
Research and development credits	853	606
Net operating losses	32,381	25,948

Net deferred tax asset	34,680	32,533
Less valuation allowance	(34,680)	(32,533)

	$—	$—

Eloquent has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates on an annual basis the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

At December 31, 2002, Eloquent had federal and state net operating loss carryforwards of approximately $88,959,000 and $35,589,000, respectively, and federal and state research and development tax credit carryforwards of $488,000 and $552,000, respectively. Eloquent’s net operating loss carryforwards, as well as credit carryforwards, expire between the years 2005 and 2021, if not utilized.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If Eloquent should have an ownership change, as defined, utilization of the carryforwards would be restricted.

14.    Net Loss per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except per share amounts):

	Years Ended December 31,
	2002	2001	2000
Loss before extraordinary item and cumulative effect of accounting change	$(11,068)	$(20,416)	$(36,299)
Extraordinary loss on extinguishment of debt	—	—	(7,453)

Loss before cumulative effect of accounting changes	(11,068)	(20,416)	(43,752)
Cumulative effect of accounting changes:
Impairment of goodwill	(3,230)	—	—
Beneficial conversion feature	—	—	(7,500)

Net loss	$(14,298)	$(20,416)	$(51,252)

Weighted average common stock outstanding	19,311	18,382	15,406
Weighted average unvested common stock subject to repurchase	(7)	(19)	(25)

Weighted average common stock outstanding for basic and diluted calculation	19,304	18,363	15,381

Basic and diluted net loss per share:
Loss before extraordinary item and cumulative effect of accounting change	$(0.57)	$(1.11)	$(2.36)
Extraordinary loss on extinguishment of debt	—	—	(0.48)
Cumulative effect of accounting changes:
Impairment of goodwill	(0.17)	—	—
Beneficial conversion feature	—	—	(0.49)

Net loss	$(0.74)	$(1.11)	$(3.33)

Antidilutive securities:
Options to purchase common stock	3,817	3,900	4,667
Warrants	145	159	346
	3,962	4,059	5,013

ELOQUENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.    Subsequent Events

Merger Agreement

On January 8, 2003, Eloquent entered into an Agreement and Plan of Merger with Open Text Corporation (“Open Text”). Under the agreement, a newly incorporated wholly-owned subsidiary of Open Text will merge with and into Eloquent, with Eloquent remaining as the surviving legal entity and a wholly-owned subsidiary of Open Text. Under the terms of the merger agreement, Open Text will pay Eloquent’s stockholders cash consideration of $6.7 million or approximately $0.34 per share for each share of Eloquent common stock outstanding, subject to downward closing adjustment based on Eloquent’s net cash as described in the merger agreement. If the sale is consumated at the expected sale price, the ability of Eloquent to utilize the Net Operating Losses and Credit Carryforwards will be severly limited as proscribed in Internal Revenue Section 382.

The merger is subject to a number of conditions including, among other things, approval of Eloquent’s stockholders. The directors and executive officers of Eloquent and certain of their affiliates, who hold approximately 26% of the outstanding shares of Eloquent’s common stock, have agreed with Open Text to vote their shares in favor of the merger and against any proposal or action that could interfere with or impede the transaction. Eloquent currently expects the merger to be completed in the quarter ending March 31, 2003. However, there can be no assurance that the merger will be consummated. In the event that the proposed merger fails to close, under certain circumstances Eloquent will be required to pay Open Text a termination fee of 5% of the merger consideration.

Lease Termination

In February 2003, Eloquent negotiated the termination on March 31, 2003 of an office facility lease. The Lease Termination Agreement allows the landlord to draw on the letter of credit supporting the lease of $975,000 and requires the Company to pay a termination fee of $260,000 and relinquish its right to its lease deposit of $316,000. As a result, the Company will recognize expense of approximately $882,000 in the quarter ending March 31, 2003. Additionally, the Company will need to secure an office facility at current market rates. The Company expects that adequate office facility will be available at a rate much lower that that of its previous obligation. The reduction in future minimum lease commitments under non-cancelable operating leases will be: nine months remaining in 2003 — $676,000; years ending 2004 — $953,000 and 2005 — $569,000.